Exhibit 4.9(c)
CERTIFICATE OF TRUST
OF
WHITNEY CAPITAL TRUST III
     This Certificate of Trust of Whitney Capital Trust III (the “Trust”) is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).
     1. Name. The name of the statutory trust formed by this Certificate of Trust is: Whitney Capital Trust III.
     2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.
     3. Effective Date. This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

THE BANK OF NEW YORK TRUST COMPANY, N.A., not in its individual capacity, but solely as trustee

By:	/s/ William Cardozo

Name:	William Cardozo
Title:	Vice President

THE BANK OF NEW YORK (DELAWARE), not in its individual capacity, but solely as Delaware trustee

By:	/s/ Kristine K. Gullo

Name:	Kristine K. Gullo
Title:	Vice President